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                                                                     Exhibit 5.1


                          FULBRIGHT & JAWORSKI L.L.P.
                   A Registered Limited Liability Partnership       Houston
                            1301 McKinney Suite 5100            Washington, D.C.
                           Houston, Texas 77010-3095                 Austin
Telephone: 713/651-5151                                           San Antonio
Facsimile: 713/651-5246                                              Dallas
                                                                    New York
                                                                  Los Angeles
                                                                  Minneapolis
                                                                     London
                                                                   Hong Kong


July 26, 2001

Kaneb Pipe Line Partners, L.P.
2435 North Central Expressway
Suite 700
Richardson, Texas  75080

Ladies and Gentlemen:

         We have acted as special counsel to Kaneb Pipe Line Company LLC, a Delaware limited liability company ("KPL"), and Kaneb Pipe Line Partners, L.P., a Delaware limited partnership ("Kaneb Partners"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of units representing limited partner interests in Kaneb Partners ("Units") to be offered by KPL and an affiliate of KPL, upon the terms and subject to the conditions set forth in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission by Kaneb Partners on July 26, 2001 (the "Registration Statement").

         In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Amended and Restated Agreement of Limited Partnership of Kaneb Partners (the "Partnership Agreement") and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Units have been duly authorized and are validly issued, fully paid and nonassessable, except as discussed below.

         Assuming that a Limited Partner does not take part in the control of the business of Kaneb Partners, within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), and that he otherwise acts in conformity within the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to Kaneb Partners in respect of his Units plus his share of any undistributed profits and assets of Kaneb Partners. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interest and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which liabilities could not be ascertained from the Partnership Agreement.















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         The foregoing opinion is limited to the federal laws of the United
States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal" in the prospectus contained in the Registration Statement.


                                          Very truly yours,

                                          /s/ Fulbright & Jaworski L.L.P.

                                          Fulbright & Jaworski L.L.P.